Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

First National Bank and Trust Company—

National banking association headquartered in the State of North Carolina

First National Investor Services, Inc.—

A North Carolina corporation and financial subsidiary

Dover Mortgage Company—

Mortgage banking company incorporated in the State of North Carolina